EXHIBIT 23.3

                        Consent of Independent Auditors

We consent to the reference to our firm in the Registration Statement (Form S-8) pertaining to the 2005 Stock Option Plan of Reckson Associates Realty Corp. (the "Company") for the registration of 2,000,000 shares of its common stock and to the incorporation by reference therein of our report dated February 28, 2006, with respect to the Statement of Revenues and Certain Expenses of the 14 properties known as the Eastridge Portfolio for the year ended December 31, 2004, included in its Form 8-K dated March 1, 2006 filed with the Securities and Exchange Commission.



/s/ Beck & Company, LLC
Northport, New York
June 9, 2006